January 2025

Preliminary Pricing Supplement No. 5,798

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 7, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 6% of the stated principal amount and have the terms described in the accompanying prospectus supplement for Commodity-Linked PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying commodity shares have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity shares, subject to the maximum payment at maturity. If the underlying commodity shares have depreciated in value, but the underlying commodity shares have not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the underlying commodity shares have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 6% of the stated principal amount. Investors may lose up to 94% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity fund-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying commodity shares. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 11, 2027
Underlying commodity shares:	Shares of the SPDR® Gold Trust (the “Fund”)
Aggregate principal amount:	$
Payment at maturity per Buffered PLUS:	￭If the final share price is greater than the initial share price: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
￭If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 6%: $1,000
￭If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 6%:
($1,000 x the share performance factor) + $60

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000.

However, under no circumstances will the Buffered PLUS pay less than $60 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$243.19, which is the closing price of one underlying commodity share on January 6, 2025
Final share price:	The closing price of one underlying commodity share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying commodity shares
Valuation date:	January 6, 2027, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	120%
Buffer amount:

6%. As a result of the buffer amount of 6%, the value at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is $228.599, which is approximately 94% of the initial share price.

Minimum payment at maturity:	$60 per Buffered PLUS (6% of the stated principal amount)
Maximum payment at maturity:	At least $1,396 per Buffered PLUS (139.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Interest:	None
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS
Pricing date:	January 7, 2025
Original issue date:	January 10, 2025 (3 business days after the pricing date)
CUSIP:	61777RZJ5
ISIN:	US61777RZJ57
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $989.70 per Buffered PLUS, or within $25.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per Buffered PLUS	$1,000	$	$
Total	$	$	$

(1)The Buffered PLUS will be sold only to investors purchasing the Buffered PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Commodity-Linked PLUS.

(3)See “Use of proceeds and hedging” on page 16.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Commodity-Linked PLUS dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

 Principal at Risk Securities

The Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027 (the “Buffered PLUS”) can be used:

￭As an alternative to direct exposure to the underlying commodity shares that enhances returns for a certain range of positive performance of the underlying commodity shares, subject to the maximum payment at maturity

￭To enhance returns and potentially outperform the underlying commodity shares in a moderately bullish scenario

￭To achieve similar levels of upside exposure to the underlying commodity shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

￭To obtain a buffer against a specified level of negative performance in the underlying commodity shares

Maturity:	Approximately 2 years
Leverage factor:	120%
Maximum payment at maturity:	At least $1,396 per Buffered PLUS (139.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$60 per Buffered PLUS (6% of the stated principal amount). Investors may lose up to 94% of the stated principal amount of the Buffered PLUS.
Buffer amount:	6%
Coupon:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $989.70, or within $25.00 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying commodity shares. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity shares, instruments based on the underlying commodity shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

January 2025 Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the underlying commodity shares, subject to the maximum payment at maturity, while providing limited protection against negative performance of the underlying commodity shares. Once the underlying commodity shares have decreased in price by more than a specified buffer amount, investors are exposed to the negative performance of the underlying commodity shares, subject to the minimum payment at maturity. At maturity, if the underlying commodity shares have appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity shares, subject to the maximum payment at maturity. At maturity, if the underlying commodity shares have depreciated and (i) if the closing price of the underlying commodity shares has not declined from the initial share price by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing price of the underlying commodity shares has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 94% of the stated principal amount of the Buffered PLUS.

Leveraged Performance up to a Cap

The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying commodity shares, subject to the maximum payment at maturity.

Upside Scenario

The underlying commodity shares increase in price, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus 120% of the share return, subject to the maximum payment at maturity of at least $1,396 per Buffered PLUS (139.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Par Scenario	The underlying commodity shares decline in price by no more than 6%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario

The underlying commodity shares decline in price by more than 6%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity shares from the initial share price, plus the buffer amount of 6%. (Example: if the underlying commodity shares decrease in price by 30%, investors would lose 24% of their principal and the Buffered PLUS will redeem for $760, or 76% of the stated principal amount.) The minimum payment at maturity is $60 per Buffered PLUS.

January 2025 Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Leverage factor:	120%
Buffer amount:	6%
Hypothetical maximum payment at maturity:	$1,396 per Buffered PLUS (139.60% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$60 per Buffered PLUS

Buffered PLUS Payoff Diagram

The Underlying Commodity Shares
The Buffered PLUS
$1,396 Hypothetical Maximum Payment at Maturity
PLUS Zone
$1,000 Stated Principal Amount
Buffer Zone
Payment at Maturity on the Buffered PLUS
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
-6%
20%
33%
40%
60%
80%
100%
Percentage Change in Underlying Commodity Share Price

How it works

￭Upside Scenario. If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 120% of the appreciation of the underlying commodity shares over the term of the Buffered PLUS, subject to the maximum payment at maturity. An investor will realize the hypothetical maximum payment at maturity of $1,396 per Buffered PLUS (139.60% of the stated principal amount) at a final share price of 133% of the initial share price.

￭If the value of the underlying commodity shares appreciates 2%, the investor would receive a 2.40% return, or $1,024 per Buffered PLUS.

￭If the value of the underlying commodity shares appreciates 40%, the investor would receive only the hypothetical maximum payment at maturity of $1,396 per Buffered PLUS, or 139.60% of the stated principal amount.

January 2025 Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

￭Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 6%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

￭Downside Scenario. If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 6%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the underlying commodity shares from the initial share price, plus the buffer amount of 6%. The minimum payment at maturity is $60 per Buffered PLUS.

￭For example, if the value of the underlying commodity shares depreciates 40%, investors would lose 34% of their principal and receive only $660 per Buffered PLUS at maturity, or 66% of the stated principal amount.

January 2025 Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Commodity-Linked PLUS and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to an Investment in the Buffered PLUS

￭The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 6% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 6% of the stated principal amount of the Buffered PLUS, subject to our credit risk. If the final share price is less than 94% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing value of the underlying commodity shares from the initial share price, plus $60 per Buffered PLUS. Accordingly, investors may lose up to 94% of the stated principal amount of the Buffered PLUS.

￭The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of at least $1,396 per Buffered PLUS, or 139.60% of the stated principal amount. The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 120% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 139.60% of the stated principal amount for the Buffered PLUS (assuming a maximum payment at maturity of $1,396 per Buffered PLUS), any increase in the final share price over the initial share price by more than 33% of the initial share price will not further increase the return on the Buffered PLUS.

￭The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) of the underlying commodity shares, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity shares or equities markets generally and which may affect the final share price of the underlying commodity shares, the occurrence of certain events affecting the underlying commodity shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying commodity shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® Gold Trust Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

￭The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by

January 2025 Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Buffered PLUS is not linked to the value of the underlying commodity shares at any time other than the valuation date. The final share price will be based on the closing price on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlying commodity shares appreciates prior to the valuation date but then drops by the valuation date by more than 6%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying commodity shares prior to such drop. Although the actual value of the underlying commodity shares on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

￭Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity shares or in the underlying commodity. Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity shares or in the underlying commodity. Investors in the Buffered PLUS will not have voting rights or rights to receive distributions or any other rights with respect to the underlying commodity shares or the underlying commodity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS will be influenced by many unpredictable factors” above.

￭The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once

January 2025 Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial share price and the final share price, including whether a market disruption event has occurred and whether to make any adjustments to the adjustment factor, and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgements, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the final share price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in Case of an Event of Default and “—Calculation Agent and Calculations” in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying commodity shares or the underlying commodity), including trading in the underlying commodity shares and in other instruments related to the underlying commodity shares or the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity shares or the underlying commodity and other financial instruments related to the underlying commodity shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to January 6, 2025 could potentially increase the initial share price, and, therefore, could increase the price at or above which the shares of the SPDR® Gold Trust must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of the shares of the SPDR® Gold Trust on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity-Linked PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, long-term capital gain that a U.S. Holder would otherwise recognize in respect of the Buffered PLUS up to the amount of the “net underlying long-term capital gain” could, if the U.S. Holder is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the Buffered PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Buffered PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Buffered PLUS, the tax consequences of the ownership and disposition of the Buffered PLUS, including the

January 2025 Page 8

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Buffered PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity Shares

￭Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The SPDR® Gold Trust is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate with, and may diverge significantly from, the prices of commodities generally. Because the Buffered PLUS are linked to the underlying commodity shares, which reflect the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that such volatility will lessen.

￭The Buffered PLUS are subject to risks associated with gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold to which the return on the Buffered PLUS is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, such as, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (as the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold-producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold markets. It is not possible to predict the aggregate effect of any or all of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that such volatility will lessen.

￭There are risks relating to trading of commodities on the London Bullion Market Association. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold is determined by the LBMA or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation not currently in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Buffered PLUS. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

￭The performance and market price of the underlying commodity shares, particularly during periods of market volatility, may not correlate with the performance of the underlying commodity or the net asset value per share of the underlying commodity shares. The underlying commodity shares do not fully replicate

January 2025 Page 9

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the performance of the underlying commodity due to the fees and expenses charged by the underlying commodity shares or by restrictions on access to the underlying commodity due to other circumstances. The underlying commodity shares do not generate any income, and as the underlying commodity shares regularly sell the underlying commodity to pay for ongoing expenses, the amount of the underlying commodity represented by each share gradually declines over time. The underlying commodity shares sell the underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of the underlying commodity. The sale by the underlying commodity shares of the underlying commodity to pay expenses at a time of relatively low prices for the underlying commodity could adversely affect the value of the Buffered PLUS. Additionally, there is a risk that part or all of the holdings of the underlying commodity shares in the underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the underlying commodity shares are traded on an exchange and are subject to market supply and investor demand, the market price of the underlying commodity shares may differ from the net asset value per share of the underlying commodity shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the underlying commodity may be disrupted or limited, or the underlying commodity may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying commodity shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying commodity shares, and their ability to create and redeem shares of the underlying commodity shares may be disrupted. Under these circumstances, the market price of the underlying commodity shares may vary substantially from the net asset value per share of the underlying commodity shares or the performance of the underlying commodity.

For all of the foregoing reasons, the performance of the underlying commodity shares may not correlate with the performance of the underlying commodity or the net asset value per share of the underlying commodity shares. Any of these events could materially and adversely affect the price of the underlying commodity shares and, therefore, the value of the Buffered PLUS. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Buffered PLUS. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying commodity shares on the valuation date, even if the underlying commodity shares are underperforming the underlying commodity and/or trading below the net asset value per share of the underlying commodity shares.

￭Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity, and, therefore, the value of the Buffered PLUS.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the SPDR® Gold Trust. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the shares of the SPDR® Gold Trust. However, the calculation agent will not make an adjustment for every event that could affect the shares of the SPDR® Gold Trust. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

January 2025 Page 10

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

SPDR® Gold Trust Overview

The SPDR® Gold Trust (the “Gold Trust”) is an investment trust sponsored by World Gold Trust Services, LLC and marketed by State Street Global Advisors Funds Distributors, LLC, which seeks to provide investment results that reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Trust pursuant to the Securities Act of 1933 can be located by reference to Commission file number 001-32356 through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® Gold Trust is accurate or complete.

We have derived all information regarding the SPDR® Gold Trust, including its make-up and method of calculation, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Gold Trust and World Gold Trust Services, LLC (“World Gold”), the sponsor of the Gold Trust. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Gold Trust, and HSBC Bank plc is the custodian of the Gold Trust. The Gold Trust is an investment trust. Shares of the Gold Trust trade under the ticker symbol “GLD” on the NYSE Arca, Inc.

The investment objective of the Gold Trust is to reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars. The Gold Trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the Gold Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the shares of the Gold Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The shares of the Gold Trust represent units of fractional undivided beneficial interest in and ownership of the Gold Trust, the primary asset of which is allocated (or secured) gold. The Gold Trust is not managed like a corporation or an active investment vehicle. The gold held by the Gold Trust will be sold only: (1) on an as-needed basis to pay the Gold Trust’s expenses, (2) in the event the Gold Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. Effective July 17, 2015, the Gold Trust’s only recurring fixed expense is World Gold’s fee, which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the Gold Trust.

Information as of market close on January 6, 2025:

Bloomberg Ticker Symbol:	GLD UP
Current Share Price:	$243.19
52 Weeks Ago:	$187.87
52 Week High (on 10/30/2024):	$257.50
52 Week Low (on 2/14/2024):	$184.42

The following graph sets forth the daily closing prices of the underlying commodity shares for the period from January 1, 2020 through January 6, 2025. The related table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices of the underlying commodity shares for each quarter in the same period. The closing price of the underlying commodity shares on January 6, 2025 was $243.19. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The price of the underlying commodity shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. The historical closing prices of the underlying commodity shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying commodity shares on the valuation date.

Shares of the SPDR® Gold Trust Daily Closing Prices January 1, 2020 to January 6, 2025

January 2025 Page 11

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

SPDR® Gold Trust (CUSIP 78463V107)	High ($)	Low ($)	Period End ($)
2020
First Quarter	157.81	138.04	148.05
Second Quarter	167.37	149.45	167.37
Third Quarter	193.89	166.62	177.12
Fourth Quarter	183.19	166.67	178.36
2021
First Quarter	182.87	157.49	159.96
Second Quarter	178.77	161.92	165.63
Third Quarter	171.17	161.32	164.22
Fourth Quarter	174.50	163.92	170.96
2022
First Quarter	191.51	166.99	180.65
Second Quarter	184.65	168.46	168.46
Third Quarter	168.32	151.23	154.67
Fourth Quarter	169.64	151.45	169.64
2023
First Quarter	185.74	168.35	183.22
Second Quarter	190.44	177.09	178.27
Third Quarter	183.67	171.45	171.45
Fourth Quarter	192.59	168.83	191.17
2024
First Quarter	205.72	184.42	205.72
Second Quarter	224.56	207.82	215.01
Third Quarter	246.98	215.56	243.06
Fourth Quarter	257.50	236.59	242.13
2025
First Quarter (through January 6, 2025)	245.42	243.19	243.19

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying commodity shares. We have derived all disclosures contained in this document regarding the Gold Trust from the publicly available documents described above. In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Gold Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Gold Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying commodity shares (and therefore the price of the underlying commodity shares at the time we price the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Gold Trust could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying commodity shares.

We and/or our affiliates may presently or from time to time engage in business with the Gold Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gold Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying commodity shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of the Gold Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying commodity shares.

January 2025 Page 12

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Underlying commodity:	Gold
Underlying commodity shares:	The accompanying prospectus supplement refers to the underlying commodity shares as a “commodity ETF.”
Postponement of maturity date:

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per Buffered PLUS and integral multiples thereof
Closing price:	The accompanying prospectus supplement refers to the closing price of the underlying commodity shares as the “share closing price.”
Trading day:

Trading day means, in respect of the underlying commodity shares, a day, as determined by the calculation agent, on which NYSE Arca (or if NYSE Arca is no longer the principal exchange or trading market for the underlying commodity shares, such exchange or principal trading market for the underlying commodity shares that serves as the price-source for the underlying commodity shares) is open for trading during its regular trading session, notwithstanding such exchange or principal trading market closing prior to its scheduled closing time.

Calculation agent:

MS & Co.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

All calculations with respect to the payment at maturity will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Buffered PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Buffered PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Buffered PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make. See “Description of PLUS—Discontinuance of Any Underlying Commodity ETF; Alteration of Method of Calculation” and the definition of market disruption event under “Description of PLUS—General Terms of PLUS—Some Definitions” in the accompanying prospectus supplement for Commodity-Linked PLUS. MS & Co., as a registered broker-dealer, is required to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Buffered PLUS to restrict the use of information relating to the calculations made by the Calculation Agent with respect to the Buffered PLUS prior to the dissemination of such information. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

January 2025 Page 13

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

January 2025 Page 14

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Buffered PLUS at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a Buffered PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Commodity-Linked PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the Buffered PLUS as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.

Even if the treatment of the Buffered PLUS as “open transactions” is respected, because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the Buffered PLUS, including the leveraged upside payment, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the Buffered PLUS were treated as a constructive ownership transaction. In addition, long-term capital gain that a U.S. Holder would otherwise recognize in respect of the Buffered PLUS up to the amount of the “net underlying long-term capital gain” could, if the U.S. Holder is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying prospectus supplement for Commodity-Linked PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the Buffered PLUS. An alternative characterization of the Buffered PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Buffered PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

January 2025 Page 15

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

In addition, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Buffered PLUS reference an exchange-traded fund, and neither the fund nor any of its holdings is treated for U.S. federal income tax purposes as an Underlying Security, payment on the Buffered PLUS to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Commodity-Linked PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Commodity-Linked PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to January 6, 2025, we will hedge our anticipated exposure in connection with the Buffered PLUS, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying commodity shares, in futures and/or options contracts on the underlying commodity shares, or in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying commodity shares on January 6, 2025, and, therefore, could increase the price at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying commodity shares, futures or options contracts on the underlying commodity shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying commodity shares, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity-Linked PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS, including the maximum payment at maturity, such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

January 2025 Page 16

Morgan Stanley Finance LLC

Buffered PLUS Based on the SPDR® Gold Trust due January 11, 2027

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Commodity-Linked PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Commodity-Linked PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for Commodity-Linked PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement for Commodity-Linked PLUS and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked PLUS dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement for Commodity-Linked PLUS or in the prospectus.

“Performance Leveraged Upside SecuritiesSM ” and “PLUSSM” are our service marks.

January 2025 Page 17